Exhibit J

February 25, 2022

Buzzard Midstream LLC

600 Brickell Avenue, PH

Miami, FL 33131

Re:	Tag Right

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is entered into by and among BCP Raptor Aggregator, LP, a Delaware limited partnership (“Raptor Aggregator”), BX Permian Pipeline Aggregator LP, a Delaware limited partnership (“BX Permian Aggregator” and, together with Raptor Aggregator, collectively, the “BX Parties”) and Buzzard Midstream LLC, a Delaware limited liability company (“Buzzard”). Reference is made to that certain Contribution Agreement by and among Altus Midstream Company, a Delaware corporation (the “Company”), Altus Midstream LP, a Delaware limited partnership, New BCP Raptor Holdco, LLC, a Delaware limited liability company, and solely for the purposes set forth therein, BCP Raptor Holdco, LP, a Delaware limited partnership, dated as of October 21, 2021 (the “Contribution Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Contribution Agreement.

In connection with the transactions contemplated by the Contribution Agreement, the BX Parties and Buzzard hereby agree as follows:

1. Tag Right. In the event of any direct or indirect sale by either the BX Parties or their Affiliate designee or Affiliate successor or assign (a “BX Entity”), or by Buzzard or its Affiliate designee or Affiliate successor or assign (a “ISQ Entity”), of ten percent (10%) or more of the outstanding common stock of the Company to a non-Affiliate transferee (the transferring person(s), collectively, the “Transferor”), then, if a BX Entity is the seller, each ISQ Entity, and, if an ISQ Entity is the seller, each BX Entity, shall have the right to tag along (the tagging person(s), collectively, the “Tagging Person”) in such sale as to the common stock and units of the Tagging Person in an amount up to the same percentage of its common stock in the Company as the proportion of the common stock proposed to be sold by the Transferor bears to the total holdings of common stock in the Company held by the Transferor; provided, however, that, if the transferee in such sale is not willing to purchase all of the offered common stock and units by the Transferor and the Tagging Person, then the reduction of common stock to be sold in such sale shall be proportionate to the Tagging Person’s and the Transferor’s offered units. For illustrative purposes only, if BX Entity owns 20% of outstanding common stock and ISQ Entity owns 10% of outstanding common stock, and BX Entity desires to sell all of its common stock, then ISQ Entity tags 5% of the outstanding common stock (even though it could have tagged up to 10%), and if the transferee is only willing to purchase 20% of the outstanding common stock, then BX Entity would sell 16% and ISQ Entity would sell 4%. For the avoidance of doubt, nothing in this Section 1 is intended to or shall be construed to limit any rights of any party under the Second A&R Registration Rights Agreement to participate in a sale thereunder.

2. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of Law. Each party hereto irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.

3. Amendments. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all parties hereto. If a provision or a defined term incorporated by reference into this Agreement is amended, supplemented, or modified in the agreement from which such provision or defined term is incorporated, such amendment, supplement, or modification shall have no effect on such provision or defined term as used in this Agreement unless such amendment, supplement, or modification is approved as provided in this Section 3.

4. Assignment and Successors and Assigns.

a. The rights and obligations contained in this Agreement shall not be assigned by any party hereto without the prior written consent of the other parties to this Agreement, and any such action without the required consent shall be void ab initio.

b. This Agreement shall bind and inure to the benefit of the parties hereto and any permitted successors or assigns to the original parties to this Agreement, but such assignment shall not relieve any party of any obligations incurred prior to such assignment.

5. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on the parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

[Signature page follows]

If the foregoing is agreeable to you, please sign this Letter Agreement, which will become a binding obligation of each of the parties hereto in accordance with its terms and conditions.

Sincerely,

BCP RAPTOR AGGREGATOR, LP

By: BCP VII/BEP II Holdings Manager L.L.C., its general partner

By:	/s/ David Foley
Name:	David Foley
Title:	Senior Managing Director

BX PERMIAN PIPELINE AGGREGATOR LP

By: BCP VII/BEP II Holdings Manager L.L.C., its general partner

By:	/s/ David Foley
Name:	David Foley
Title:	Senior Managing Director

Signature Page to Letter Agreement

Acknowledged and agreed to as of the date first set forth above:

BUZZARD MIDSTREAM LLC

By:	/s/ Thomas Lefebvre
Name:	Thomas Lefebvre
Title:	Authorized Signatory

Signature Page to Letter Agreement